Exhibit 99.1
FOR IMMEDIATE RELEASE
ADAMS RESOURCES & ENERGY, INC. ANNOUNCES
APPOINTMENT OF CHIEF EXECUTIVE OFFICER

Houston, Texas (Thursday, November 7, 2019) -- Adams Resources & Energy, Inc. (NYSE AMERICAN: AE) (“Adams” or the “Company”) today announced that Kevin J. Roycraft, has been appointed Chief Executive Officer and President of Adams, effective January 1, 2020. Mr. Roycraft has served as President of Service Transport Company since he joined the Company in November of 2017, and has additionally served as Interim President of GulfMark Energy, Inc. since August 2019.

“Kevin has proven to be an invaluable member of our executive team since joining Adams only two years ago, and we look forward to his continued success,” said Townes G. Pressler, the Company’s Executive Chairman. “The Company has prospered under Kevin’s outstanding leadership, and we will continue to leverage his extensive experience and abilities as we further improve our performance metrics and grow the business.”

“I appreciate the opportunity and am deeply honored by the confidence the Board has shown as I step into this expanded role,” said Kevin J. Roycraft. “The Company is in a strong position both operationally and financially, and I look forward to continuing to work closely with the full family of Adams’ employees as we execute on opportunities to take the Company to new heights.”

Mr. Pressler will be retiring as Executive Chairman effective December 31, 2019 and will retain his position as Chairman of the Board of the Company.

Mr. Roycraft added, “The entire Adams organization is very thankful to Mr. Pressler for his dedication and leadership during his time as Executive Chairman. I look forward to continuing to work with Mr. Pressler as we grow the Company and deliver long-term value for our shareholders.”

Adams Resources & Energy, Inc. is primarily engaged in the business of crude oil marketing, transportation and storage and tank truck transportation of liquid chemicals and dry bulk through its two subsidiaries, GulfMark Energy, Inc. and Service Transport Company, respectively. For more information, visit www.adamsresources.com.

Contact: Tracy E. Ohmart
EVP, Chief Financial Officer
tohmart@adamsresources.com
(713) 881-3609